Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                       (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $4.4 million or $1.41 Per Diluted Share and Eighteenth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – July 27, 2017 - FS Bancorp, Inc. (NASDAQ: FSBW) (the "Company"), the holding company for 1st Security Bank of Washington (the "Bank") today reported 2017 second quarter net income of $4.4 million, or $1.41 per diluted share, compared to net income of $2.8 million, or $0.96 per diluted share, for the same period last year.

"The second quarter reflects strong loan growth in all lending categories as well as gains associated with the sale of a portion of our mortgage servicing rights asset ('MSA') and the sale of certain lower yielding investments," stated Joe Adams, CEO of FS Bancorp, Inc. "I am also pleased to announce that our Board of Directors has approved our eighteenth quarterly cash dividend in the amount of $0.11 per share."   The dividend will be paid on August 24, 2017, to shareholders of record as of August 9, 2017.

  2017 Second Quarter Highlights

•	Net income increased to $4.4 million during the second quarter of 2017, compared to $2.6 million for the previous quarter, and $2.8 million for the comparable quarter one year ago;
•	Earnings per diluted share increased to $1.41 for the second quarter of 2017, compared to $0.85 for the previous quarter, and $0.96 for the second quarter of 2016;
•
Total gross loans increased $90.4 million during the quarter, or 14.3%, to $720.3 million at June 30, 2017, compared to $629.9 million at March 31, 2017, and increased $159.7 million, or 28.5%, from $560.6 million at June 30, 2016;

•
The percentage of one-to-four-family loan originations for purchases was 81.1% of the total volume of originations versus 18.9% of volume for refinances during the quarter ended June 30, 2017, compared to 75.9% for purchase volume versus 24.1% for refinance volume during the same period one year ago;

•
The provision for loan losses remained unchanged at none for the current quarter and sequential quarter due to continued strong loan performance, and decreased $600,000, from the comparable quarter one year ago;

•
During the quarter ended June 30, 2017, the Company generated $29.8 million in liquidity from the sale of securities available-for-sale and $4.8 million in liquidity associated with the sale of MSA resulting in net gains of $1.2 million;

•
Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $25.1 million, or 10.8%, to $258.8 million at June 30, 2017, from $233.6

FS Bancorp Q2 Earnings
July 27, 2017

million at March 31, 2017, and increased $51.2 million, or 24.7%, from $207.5 million at June 30, 2016; and
•
The early adoption of Accounting Standards Update 2016 - 09, Stock Compensation, in the fourth quarter of 2016, requiring the excess tax benefits on option exercises and restricted stock vesting to be recognized in earnings prospectively, provided a tax expense reduction of $489,000 during the second quarter of 2017.

Balance Sheet and Credit Quality

Total assets increased $50.7 million, or 5.8%, to $928.6 million at June 30, 2017, compared to $877.9 million at March 31, 2017, and increased $144.7 million, or 18.5%, from $783.9 million at June 30, 2016.  Quarter over sequential quarter increases of $50.7 million in total assets included increases in loans receivable, net of $91.3 million, and loans held for sale ("HFS") of $17.2 million, partially offset by a decrease in securities available-for-sale of $28.3 million and total cash and cash equivalents of $28.3 million.  The year over sequential year increase of $144.7 million in total assets included increases in loans receivable, net of $159.0 million, and cash and certificates of deposit at other financial institutions of $7.0 million, partially offset by a decrease in securities available-for-sale of $18.8 million and loans HFS of $6.4 million.  The increases in assets were primarily funded by cash received from growth in deposits and borrowings.

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$57,997	8.0%	$55,483	8.8%	$50,936	9.1%
Construction and development	119,455	16.6	104,276	16.5	76,601	13.7
Home equity	22,450	3.1	19,903	3.2	18,591	3.3
One-to-four-family (excludes HFS)	154,826	21.5	141,301	22.4	115,450	20.6
Multi-family	42,967	6.0	37,006	5.9	34,176	6.1
Total real estate loans	397,695	55.2	357,969	56.8	295,754	52.8

CONSUMER LOANS
Indirect home improvement	117,926	16.4	109,382	17.3	102,246	18.2
Solar	38,507	5.3	37,600	6.0	33,364	5.9
Marine	32,254	4.5	29,394	4.7	28,128	5.0
Other consumer	2,042	0.3	1,935	0.3	1,998	0.4
Total consumer loans	190,729	26.5	178,311	28.3	165,736	29.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial	92,713	12.9	67,152	10.7	64,413	11.5
Warehouse lending	39,165	5.4	26,483	4.2	34,659	6.2
Total commercial business loans	131,878	18.3	93,635	14.9	99,072	17.7
Total loans receivable, gross	720,302	100.0%	629,915	100.0%	560,562	100.0%

Allowance for loan losses	(10,143)		(10,147)		(8,951)
Deferred cost, fees, premiums, and discounts, net	(1,057)		(1,925)		(1,507)
Total loans receivable, net	$709,102		$617,843		$550,104

FS Bancorp Q2 Earnings
July 27, 2017

Loans receivable, net increased $91.3 million to $709.1 million at June 30, 2017, from $617.8 million at March 31, 2017, and increased $159.0 million from $550.1 million at June 30, 2016.  The increase in loans receivable, net quarter over sequential quarter was primarily a result of increases in real estate loans and commercial business loans.  Total growth in real estate loans of $39.7 million during the current quarter, included $7.3 million of purchased commercial and multi-family real estate loans.  Overall real estate loan increases included construction and development loans of $15.2 million, one-to-four-family loans of $13.5 million, and multi-family loans of $6.0 million.  Quarter over sequential quarter changes in commercial business lending included a $38.2 million increase in commercial business loans, of which $16.5 million was associated with the purchase of the guaranteed portion of U.S. Small Business Association/USDA loans. Growth in consumer lending was $12.4 million quarter over sequential quarter and reflects growth in the Bank's long established indirect fixture lending platform.

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions increased $74.2 million, or 52.1%, to $216.8 million during the quarter ended June 30, 2017, compared to $142.6 million for the preceding quarter, and $211.9 million for the same quarter one year ago. Originations of one-to-four-family loans to purchase a home (purchase production) increased by $24.1 million, or 9.5% with $278.6 million in loan purchase production closing during the six months ended June 30, 2017, up from $254.5 million for the six months ended June 30, 2016.  One-to-four-family loan originations for refinance (refinance production) decreased $26.4 million, or 25.2% with $78.2 million in refinance production closing during the six months ended June 30, 2017, down from $104.6 million for the six months ended June 30, 2016.  During the quarter ended June 30, 2017, the Company sold $171.0 million of one-to-four-family loans, compared to sales of $136.4 million for the preceding quarter, and sales of $193.4 million for the same quarter one year ago.

Purchase production was 81.1% of the total one-to-four-family loan originations versus 18.9% for refinance production during the second quarter of 2017, compared to 75.9% in purchase production versus 24.1% in refinance production during the same period 2016.  Purchase production for the first half of 2017 was 78.1% of the total one-to-four-family loan originations versus 21.9% for refinance production, compared to 70.9% in purchase volume versus 29.1% in refinances for the first half of 2016. The increase in originations and purchase activity was primarily associated with the strong home purchase demand in the Pacific Northwest.

The allowance for loan losses ("ALLL") was unchanged at $10.1 million, or 1.4%, and 1.6% of gross loans receivable, excluding loans HFS, at June 30, 2017 and March 31, 2017, respectively, and increased from $9.0 million, or 1.6% of gross loans receivable, excluding loans HFS, at June 30, 2016.  Non-performing loans, consisting of non-accrual loans, decreased to $754,000 at June 30, 2017, from $790,000 at March 31, 2017, and $620,000 at June 30, 2016.  Substandard loans increased slightly to $8.5 million at June 30, 2017, compared to $8.4 million at March 31, 2017, and increased from $3.1 million at June 30, 2016.  The $5.4 million increase in substandard loans from one year ago was primarily due to a $4.6 million commercial business relationship consisting of two lines of credit and one commercial non-real estate loan, of which all were paid current at June 30, 2017, yet have been downgraded as a result of a weakened financial condition of the borrower.  There was no other real estate owned ("OREO") at June 30, 2017, at March 31, 2017, or at June 30, 2016.

The Company sold $29.8 million of securities available-for-sale during the second quarter of 2017 realizing a gain of $237,000.  Those sales primarily provided additional funds for loan growth during the quarter. In addition, the sales of lower coupon investments enabled us to capitalize on the lower Treasury rates for a gain during the second

FS Bancorp Q2 Earnings
July 27, 2017

quarter of 2017.    The average yield on those sold securities available-for-sale during the quarter was 2.1% with the intent of reinvesting funds received in higher yielding loans through the second half of 2017.

During the quarter ended June 30, 2017, the Company sold a portion of the MSA with a book value of $4.8 million and generated an associated gain of $958,000.  Under regulatory capital guidelines, MSAs are limited to 10% of the Bank's common equity Tier 1 capital. MSAs in excess of the 10% threshold must be deducted from common equity for regulatory capital purposes. The sale of this asset allows the Bank to remain below the maximum 10% regulatory capital limitation with the expectation that continued MSAs will be generated from future loan sales.

Total deposits increased $27.7 million, to $785.7 million at June 30, 2017, compared to $758.0 million at March 31, 2017, and increased $119.6 million, from $666.1 million at June 30, 2016.  Relationship-based transactional deposits increased $25.1 million, to $258.8 million at June 30, 2017, from $233.6 million at March 31, 2017, and increased $51.2 million, from $207.5 million at June 30, 2016.  Money market and savings accounts increased $9.9 million, to $335.6 million at June 30, 2017, from $325.7 million at March 31, 2017, and increased $52.8 million, from $282.8 million at June 30, 2016, partially due to the establishment of a new wholesale money market relationship this quarter that added $20.0 million in money market accounts.  Time deposits decreased $7.3 million, to $191.4 million at June 30, 2017, from $198.7 million at March 31, 2017, due to the maturity of certificates of deposit generated from a previous 30-month certificates of deposit campaign, and increased $15.6 million, from $175.8 million at June 30, 2016.  Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds decreased $551,000 to $54.7 million at June 30, 2017, compared to $55.2 million at March 31, 2017, and increased $16.1 million from $38.6 million at June 30, 2016.  Management remains focused on growth in lower cost relationship-based deposits.

DEPOSIT BREAKDOWN (Dollars in thousands)
	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$152,623	19.4%	$150,142	19.8%	$145,304	21.8%
Interest-bearing checking	94,751	12.1	75,904	10.0	54,709	8.2
Savings	73,922	9.4	70,863	9.4	50,049	7.5
Money market	261,658	33.3	254,836	33.6	232,754	35.0
Certificates of deposit less than $100,000	93,142	11.9	91,554	12.1	72,014	10.8
Certificates of deposit of $100,000 through $250,000	70,204	8.9	78,985	10.4	76,971	11.6
Certificates of deposit of $250,000 and over	28,010	3.6	28,139	3.7	26,811	4.0
Escrow accounts related to mortgages serviced	11,387	1.4	7,591	1.0	7,504	1.1
Total	$785,697	100.0%	$758,014	100.0%	$666,116	100.0%

At June 30, 2017, borrowings increased $20.4 million, or 198.7%, to $30.7 million, from $10.3 million at March 31, 2017, and increased $11.0 million, or 55.9%, from $19.7 million at June 30, 2016, as the Company's usage of Federal Home Loan Bank Fed Funds and advances was increased, primarily to partially fund strong loan demand in the second quarter.

Total stockholders' equity increased $4.9 million, to $88.8 million at June 30, 2017, from $84.0 million at March 31, 2017, and increased $12.8 million, from $76.1 million at June 30, 2016.  The increase in stockholders' equity

FS Bancorp Q2 Earnings
July 27, 2017

from the first quarter of 2017 was primarily due to net income of $4.4 million, and a $343,000 reduction in other comprehensive loss, net of tax to $87,000 at June 30, 2017, compared to $430,000 at March 31, 2017, representing a lower level of unrealized losses in our investment portfolio.  Book value per common share was $30.40 at June 30, 2017, compared to $29.21 at March 31, 2017, and $26.73 at June 30, 2016.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.2%, a Tier 1 leverage capital ratio of 10.1%, and a common equity Tier 1 ("CET1") capital ratio of 12.0% at June 30, 2017.  At June 30, 2016, the total risk-based capital ratio was 14.0%, the Tier 1 leverage capital ratio was 10.1%, and the CET1 capital ratio was 12.8%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 12.5%, a Tier 1 leverage capital ratio of 9.5%, and a CET1 ratio of 11.2% at June 30, 2017, compared to 12.8%, 9.1%, and 11.5% at June 30, 2016, respectively.

Operating Results

Net interest income increased $1.9 million, or 23.2%, to $10.0 million for the three months ended June 30, 2017, from $8.1 million for the three months ended June 30, 2016, primarily due to a $1.9 million, or 23.1% increase in loans receivable interest income. Net interest income increased $3.0 million, to $18.9 million for the six months ended June 30, 2017, from $15.9 million for the six months ended June 30, 2016, primarily due to a $3.0 million, or 17.9% increase in loans receivable interest income.

The net interest margin ("NIM") increased 29 basis points to 4.63% for the three months ended June 30, 2017, from 4.34% for the same period in the prior year, and increased 33 basis points to 4.59% for the six months ended June 30, 2017, from 4.26% for the six months ended June 30, 2016.  The increased NIM reflects growth in higher yielding loans, compared to short-term investments and cash.  The average cost of funds increased 16 basis points to 0.73% for the three months ended June 30, 2017, from 0.57% for the three months ended June 30, 2016, and increased 13 basis points to 0.73% for the six months ended June 30, 2017, from 0.60% for the six months ended June 30, 2016, due in part to repricing on certificates of deposit and the increased cost of new funds to support loan growth in a rising interest rate environment. Management remains focused on matching deposit duration with the duration of earning assets where appropriate.

For the three months ended June 30, 2017, no provision for loan losses was recorded, compared to $600,000 for the three months ended June 30, 2016, primarily due to our low level of net charge-offs. The lack of a provision for loan losses for the three and six months ended June 30, 2017 was a result of the low level of charge-offs and the low  level of delinquent, nonperforming and classified loans, as well as the increasing percentage of real estate loans and improving real estate values in our market areas. During the three months ended June 30, 2017, net charge-offs totaled $4,000 compared to net recoveries of $24,000 during the three months ended June 30, 2016. No provision for loan losses was recorded for the six months ended June 30, 2017, compared to $1.2 million for the six months ended June 30, 2016.  Net charge-offs totaled $68,000 during the six months ended June 30, 2017, compared to $34,000 during the six months ended June 30, 2016.

Noninterest income increased $401,000, or 6.1%, to $7.0 million for the three months ended June 30, 2017, from $6.6 million for the three months ended June 30, 2016.  The increase during the period was primarily due to a $958,000 increase in gain on sale of the MSA, a $237,000 increase in gain on sale of investment securities, a

FS Bancorp Q2 Earnings
July 27, 2017

$110,000 increase in service charges and fee income primarily due to loan and deposit growth, and a $72,000, or 46.2% increase in other noninterest income, primarily offset by a $977,000 decrease in gain on sale of loans, primarily due to an overall reduction of gain on sale margins to remain competitive in the local housing purchase market.  Noninterest income increased $1.5 million, or 13.8%, to $12.4 million for the six months ended June 30, 2017, from $10.9 million for the six months ended June 30, 2016.  The increase during the period was primarily due to a $958,000 increase in gain on sale of the MSA, a $274,000 increase in service charges and fee income, primarily due to loan and deposit growth, and a $237,000 increase in gain on sale of investment securities.

Noninterest expense increased $1.3 million, or 13.9%, to $10.9 million for the three months ended June 30, 2017, from $9.6 million for the three months ended June 30, 2016.  The increase in noninterest expense was primarily a result of a $1.6 million, or 29.1% increase in salaries and benefits, which included $799,000 in incentives and commissions for the loan production staff associated with continued strong loan production and Company growth, partially offset by a $214,000, or 99.5% decrease in impairment of mortgage servicing rights, and a $122,000 decrease in professional and board fees.  Noninterest expense increased $2.8 million, or 15.1%, to $21.3 million for the six months ended June 30, 2017, from $18.5 million for the six months ended June 30, 2016. The increase in noninterest expense was primarily a result of a $2.8 million, or 27.5% increase in salaries and benefits, which included $894,000 in incentives and commissions for the loan production staff, a $178,000 increase in loan costs, a $158,000 increase in operations costs, a $121,000 increase in data processing, and a $111,000 increase in occupancy expense, partially offset by a $389,000, or 100.0% decrease in acquisition costs, and a $213,000, or 99.5% decrease in impairment of mortgage servicing rights.

FS Bancorp Q2 Earnings
July 27, 2017

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations, our warehouse lending, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

FS Bancorp Q2 Earnings
July 27, 2017

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
	June 30,	March 31,	June 30,
	2017	2017	2016
ASSETS	Unaudited	Unaudited	Unaudited
Cash and due from banks	$3,975	$3,879	$5,263
Interest-bearing deposits at other financial institutions	13,827	42,176	9,629
Total cash and cash equivalents	17,802	46,055	14,892
Certificates of deposit at other financial institutions	18,109	17,613	14,010
Securities available-for-sale, at fair value	78,932	107,241	97,728
Loans held for sale, at fair value	57,256	40,008	63,696
Loans receivable, net	709,102	617,843	550,104
Accrued interest receivable	2,903	2,756	2,420
Premises and equipment, net	15,550	15,842	14,786
Federal Home Loan Bank ("FHLB") stock, at cost	3,909	3,101	1,600
Bank owned life insurance ("BOLI"), net	10,194	10,123	9,911
Servicing rights, held at the lower of cost or fair value	4,899	8,939	6,751
Goodwill	2,312	2,312	2,312
Core deposit intangible, net	1,517	1,617	1,997
Other assets	6,097	4,434	3,713
Total assets	$928,582	$877,884	$783,920
LIABILITIES
Deposits:
Noninterest-bearing accounts	$164,010	$157,733	$152,808
Interest-bearing accounts	621,687	600,281	513,308
Total deposits	785,697	758,014	666,116
Borrowings	30,669	10,269	19,670
Subordinated note:
Principal amount	10,000	10,000	10,000
Unamortized debt issuance costs	(165)	(170)	(185)
Total subordinated note less unamortized debt issuance costs	9,835	9,830	9,815
Other liabilities	13,557	15,807	12,268
Total liabilities	839,758	793,920	707,869
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,075,168 shares issued and outstanding
at June 30, 2017, 3,065,266 at March 31, 2017,
and 3,056,107 at June 30, 2016	31	31	31
Additional paid-in capital	28,208	27,793	26,516
Retained earnings	61,920	57,884	50,160
Accumulated other comprehensive (loss) income, net of tax	(87)	(430)	848
Unearned shares - Employee Stock Ownership Plan ("ESOP")	(1,248)	(1,314)	(1,504)
Total stockholders' equity	88,824	83,964	76,051
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$928,582	$877,884	$783,920

FS Bancorp Q2 Earnings
July 27, 2017

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$10,401	$8,452	$19,773	$16,773
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	736	636	1,397	1,213
Total interest and dividend income	11,137	9,088	21,170	17,986
INTEREST EXPENSE
Deposits	896	785	1,748	1,603
Borrowings	106	42	145	127
Subordinated note	169	169	336	341
Total interest expense	1,171	996	2,229	2,071
NET INTEREST INCOME	9,966	8,092	18,941	15,915
PROVISION FOR LOAN LOSSES	—	600	—	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,966	7,492	18,941	14,715
NONINTEREST INCOME
Service charges and fee income	1,003	893	1,864	1,590
Gain on sale of loans	4,460	5,437	8,815	8,801
Gain on sale of investment securities	237	—	237	—
Gain on sale of other assets	958	—	958	—
Earnings on cash surrender value of BOLI	71	70	140	139
Other noninterest income	228	156	363	347
Total noninterest income	6,957	6,556	12,377	10,877
NONINTEREST EXPENSE
Salaries and benefits	6,916	5,358	13,034	10,223
Operations	1,443	1,396	2,929	2,771
Occupancy	645	610	1,289	1,178
Data processing	593	557	1,160	1,039
Gain on sale of OREO	—	(150)	—	(150)
Loan costs	543	638	1,252	1,074
Professional and board fees	402	524	883	989
Federal Deposit Insurance Corporation insurance	119	106	253	208
Marketing and advertising	182	207	320	351
Acquisition costs	—	4	—	389
Amortization of core deposit intangible	100	140	200	241
Impairment on servicing rights	1	215	1	214
Total noninterest expense	10,944	9,605	21,321	18,527
INCOME BEFORE PROVISION FOR INCOME TAXES	5,979	4,443	9,997	7,065
PROVISION FOR INCOME TAXES	1,620	1,608	3,045	2,569
NET INCOME	$4,359	$2,835	$6,952	$4,496
Basic earnings per share	$1.50	$0.98	$2.40	$1.54
Diluted earnings per share	$1.41	$0.96	$2.25	$1.50

FS Bancorp Q2 Earnings
July 27, 2017

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
PERFORMANCE RATIOS:	June 30, 2017	March 31, 2017	June 30, 2016
Return on assets (ratio of net income to average total assets) (1)	1.94%	1.25%	1.45%
Return on equity (ratio of net income to average equity) (1)	20.62	12.98	15.28
Yield on average interest-earning assets	5.18	5.07	4.88
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.73	0.73	0.57
Interest rate spread information – average during period	4.45	4.34	4.31
Net interest margin (1)	4.63	4.54	4.34
Operating expense to average total assets	4.86	5.02	4.91
Average interest-earning assets to average interest-bearing
liabilities	133.85	135.63	137.47
Efficiency ratio (2)	64.67	72.09	65.57

	At or For the Six Months Ended
PERFORMANCE RATIOS:	June 30, 2017	June 30, 2016
Return on assets (ratio of net income to average total assets) (1)	1.61%	1.15%
Return on equity (ratio of net income to average equity) (1)	16.91	12.15
Yield on average interest-earning assets	5.13	4.82
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.73	0.60
Interest rate spread information – average during period	4.40	4.22
Net interest margin (1)	4.59	4.26
Operating expense to average total assets	4.94	4.76
Average interest-earning assets to average interest-bearing
liabilities	134.70	135.69
Efficiency ratio (2)	68.08	69.15

ASSET QUALITY RATIOS AND DATA:
	June 30, 2017	March 31, 2017	June 30, 2016
Non-performing assets to total assets at end of period (3)	0.08%	0.09%	0.08%
Non-performing loans to total gross loans (4)	0.10	0.13	0.11
Allowance for loan losses to non-performing loans (4)	1,345.23	1,284.43	1,443.71
Allowance for loan losses to gross loans receivable	1.41	1.61	1.60

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.12%	10.38%	10.14%
Tier 1 risk-based capital	11.97	12.52	12.77
Total risk-based capital	13.23	13.77	14.02
Common equity Tier 1 capital	11.97	12.52	12.77
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.50%	9.65%	9.11%
Total risk-based capital	12.49	12.89	12.78
Common equity Tier 1 capital	11.24	11.64	11.53

FS Bancorp Q2 Earnings
July 27, 2017

	At or For the Three Months Ended
PER COMMON SHARE DATA:	June 30, 2017		March 31, 2017		June 30, 2016
Basic earnings per share	$1.50		$0.90		$0.98
Diluted earnings per share	$1.41		$0.85		$0.96
Weighted average basic shares outstanding	2,903,323		2,872,317		2,887,525
Weighted average diluted shares outstanding	3,097,628		3,061,997		2,966,031
Common shares outstanding at period end	2,921,681	(5)	2,874,878	(6)	2,844,778	(7)
Book value per share using common shares outstanding	$30.40		$29.21		$26.73
Tangible book value per share using common shares outstanding (8)	$29.09		$27.84		$25.22

_______________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,075,168 at June 30, 2017, less 36,842 restricted stock shares, and 116,645 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,065,266 at March 31, 2017, less 67,263 restricted stock shares, and 123,125 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,056,107 at June 30, 2016, less 68,763 restricted stock shares, and 142,566 unallocated ESOP shares.
(8)
Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure.  See also non-GAAP financial measures reconciliation in the table below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders' equity is calculated by excluding intangible assets from stockholders' equity.  For this financial measure, the Company's intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

FS Bancorp Q2 Earnings
July 27, 2017

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	June 30, 2017	March 31, 2017	June 30, 2016
	(Dollars in thousands)

Stockholders' equity	$88,824	$83,964	$76,051
Goodwill and core deposit intangible, net	(3,829)	(3,929)	(4,309)
Tangible common stockholders' equity	$84,995	$80,035	$71,742

Common shares outstanding at end of period	2,921,681	2,874,878	2,844,778

Common stockholders' equity (book value) per share (GAAP)	$30.40	$29.21	$26.73
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$29.09	$27.84	$25.22